Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 4, 2011 with respect to the financial statements, financial highlights, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2010 of Kohlberg Capital Corporation, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

New York, New York
July 27, 2011